Exhibit 1.12

Oi S.A.

Corporate Taxpayer’s ID (CNPJ/MF): 76.535.764/0001-43

Company Registry (NIRE): 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi Announces Result of PT Portugal Bondholder Meeting

Oi S.A. (“Oi”, Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), informs its shareholders and the market in general that, at an adjourned meeting of the holders of the €400,000,000 6.25% Notes due 2016 issued by PT Portugal, SGPS, S.A. (the “Issuer”) and guaranteed by Oi (the “Notes”) held on this date (as the initial meeting held on 4 May 2015 was adjourned due to being inquorate), at the Issuer’s registered office, at Avenida Fontes Pereira de Melo, 40, in Lisbon, the Extraordinary Resolution relating to the Consent Solicitation has passed. Consent to the adoption of the Extraordinary Resolution was sought in accordance with the terms and conditions set out in the Consent Solicitation Memorandum dated 9 April 2015 (the “Consent Solicitation Memorandum”). This announcement should be read together with the Consent Solicitation Memorandum. Capitalized terms used in this announcement but not defined have the meanings given to them in the Consent Solicitation Memorandum.

Details of the aggregate principal amount of Notes represented at the adjourned meeting, including the proportion which was in favor of the Extraordinary Resolution, are set out below:

Amount of Notes outstanding in respect of the adjourned meeting	Aggregate principal amount represented at adjourned meeting	Aggregate principal amount in favor of the Extraordinary Resolution	Percentage in favor of the Extraordinary Resolution
€400,000,000	€185,261,000	€176,961,000	95.78	%(1)

(1)	An aggregate principal amount corresponding to €495,000 abstained from voting. This amount does not count for the purposes of determining the percentage in favor of the Extraordinary Resolution.

For Further Information

A description of the terms and conditions of the Consent Solicitation is set out in the Consent Solicitation Memorandum and in the announcements indicated above. Further details about the transaction can be obtained from:

SOLICITATION AGENTS

BofA Merrill Lynch Merrill Lynch International 2 King Edward Street London EC1A 1HQ United Kingdom	Santander Global Banking & Markets Banco Santander Totta, S.A. Rua do Ouro, no 88 1100-063 Lisbon Portugal	BESI Banco Espírito Santo de Investimento S.A. Rua Alexandre Herculano, 38 1269-161 Lisbon Portugal
Email: kulwant.bhatti@baml.com Telephone: +44 207 995 2929 Attention: Kulwant Bhatti	Email: tommaso.grospietro@santandergbm.com and ptconsent@santandergbm.com Telephone: +44 20 7756 6909 +351 21 370 43 60 Attention: Liability Management	Email: dcm@espiritosantoib.pt Telephone: + 351 21 319 6904 Attention: Capital Markets Division

TABULATION AGENT Lucid Issuer Services Limited Leroy House 436 Essex Road London N1 3QP United Kingdom Email: pt@lucid-is.com Telephone: +44 (0)20 7704 0880 Attention: Yves Theis / Thomas Choquet

THE PRINCIPAL PAYING AGENT

Citibank N.A.

13th Floor Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Email: ppapayments@citi.com

Telephone: +3531622 2210

Attention: Principal Paying Agent

The Company will keep its shareholders and the market in general informed of any relevant subsequent events related to the topics discussed in this notice.

Rio de Janeiro, May 19, 2015.

Oi S.A.

Flavio Nicolay Guimaraes

Chief Financial Officer and Investor Relations Officer

Important Notice for U.S. Holders

The Consent Solicitation for the Notes is made for the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements in Portugal and the United Kingdom that are different from those of the United States of America.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and the Guarantor are located in foreign countries, and some or all of their officers and directors are residents of foreign countries. You may not be able to sue a foreign company or its officers and directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

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